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                                                                   Exhibit 10.6


                      [Starwood Lodging Trust Letterhead]


February 4, 1997


Mr. Ronald C. Brown
6026 E. Cholla Lane
Scottsdale, AZ 85253

Dear Ron,

        We are very pleased to confirm our understanding of your full-time employment by Starwood Lodging Trust ("The Trust") as the Senior Vice
President and Chief Financial Officer. As you know, shares of the Trust trade on the NYSE as paired shares with those of Starwood Lodging Corporation, ("The Corporation"). The following will serve to confirm the principal attributes of your employment.

        1.      START DATE:  Your employment with the Trust commenced on July
10, 1995.

        2. DUTIES: You have been employed as the Senior Vice President and Chief Financial Officer of the Trust and shall perform such duties and services as may be assigned to you from time to time by the Chief Executive Officer and/or the Board of Trustees. You shall devote your full time and attention to the affairs of the Trust and to your duties as Senior Vice President and Chief Financial Officer.

        3. BASE SALARY: Your base salary is expressed in annualized terms, will be $200,000 per year, payable bi-weekly and subject to the usual withholdings for FICA, 401 (k) contributions (to the extent the Trust has or adopts a 401 (k) program), state and federal unemployment tax and Medicare.

        4. BONUS: You are eligible to receive a performance bonus based upon achieving specified performance criteria which will be established and approved.

        5. EMPLOYEE BENEFITS: You are eligible to participate in all employee benefit programs of the Trust as are generally available to other executives of the Trust.

        6. OPTIONS: You have received several grants of stock options for paired shares in the Company. Such options were granted at the fair market value (i.e., closing price) of the paired shares on the NYSE on such date. Such options have and will vest one-third annually on each anniversary of the date of grant of such options, with the exception of certain options granted, which have a five year vesting period. The contingencies to vesting and any acceleration of vesting will be the same as are those generally applicable to other senior executives of the Trust and the Corporation. At the same time shares are delivered pursuant to the exercise of your options, such shares shall be subject to resale pursuant to the requirements of Rule 144.

        7. RESTRICTED STOCK: You received an initial award of 15,000 paired shares of stock pursuant to a long-term Incentive Program, the details of which are contained in the proxy statement of the Trust dated November 25, 1996 ("the proxy statement"). The performance criteria and other contingencies associated with such stock or other securities shall be the same as those generally applicable to other senior executives of the Trust and Corporation. In no event will the vesting period for such restricted stock exceed three years and you will be entitled to receive dividends on your restricted stock even though the same are not fully vested (subject to prospective forfeiture in the event and to the extent that the restricted stock grant fails to vest in whole or in part.) You are entitled to certain performance awards as set forth in the proxy statement.

        8. TERMINATION/SEVERANCE: The trust reserves the right to terminate your employment with or without cause at any time. In the event of an involuntary termination without cause or in the event of any breach by the Trust of your employment agreement entitling you to terminate same (after expiration of applicable notice and cure periods for the benefit of the Trust), you shall receive, as your sole right, exclusive remedy and liquidated


2231 East Camelback Road - Suite 410 - Phoenix, Arizona 85016 - Telephone
602.852.3900 - Facsimile 602.852.0984
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February 4, 1997
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damages, a termination package equal to twelve (12) months base salary and the vesting of your options and restricted stock shall be accelerated to the date of such termination. The Trust will also continue to provide medical benefits coverage during the 12 month period subsequent to the termination of your employment. A change of control in the Company as outlined in the proxy statement will be treated in the same manner as a termination without cause.

        No severance shall be due in the event that you are terminated for cause or in the event that you leave the full-time employ of the Trust voluntarily.

        In the event of any disputes with respect to your employment by the Trust, then you and the Trust agree that the same shall be resolved through binding arbitration in the jurisdiction of the Trust's headquarters and in accordance with the rules and procedures from time to time of the American Arbitration Association.

        This letter represents the entirety of our agreement with respect to your employment and any prior discussions or negotiations are hereby merged herein.

        If this offer is acceptable to you, then please sign this letter in the space provided below and return a copy of this letter to me.

                       Very truly yours,
                       STARWOOD LODGING TRUST



                       By  /s/ Barry Sternlicht
                         -----------------------
                         Barry Sternlicht, Chairman and Chief Executive Officer


ACCEPTED AND AGREED TO:


/s/ Ronald C. Brown
----------------------
Ronald C. Brown